EXHIBIT 10.2

Execution Copy

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of July 26, 2006, by and between COAST FINANCIAL HOLDINGS, INC. (the “Company”), a Florida bank holding corporation, COAST BANK OF FLORIDA (the “Bank”), a Florida state chartered bank and wholly owned subsidiary of the Company, and ANNE V. LEE (the “Executive”), an individual.

W I T N E S S E T H:

WHEREAS, the Executive is jointly employed by the Company and the Bank;

WHEREAS, the Executive has been promoted to the position of Chief Operating Officer of both the Company and the Bank;

WHEREAS, the Board of Directors of the Bank and the Board of Directors of the Company (hereinafter, together, the “Board of Directors”) have concluded that it would be appropriate and in the best interests of the Company and the Bank to provide an employment agreement to the Executive; and

WHEREAS, the Executive desires to accept the terms and conditions of employment set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties agree as follows:

1. Employment of Executive. The Company and the Bank agree to employ the Executive as their joint employee, to perform services for both of them.

2. Term of this Agreement.

(a) The Company and the Bank shall jointly employ the Executive for a period of time commencing on the date of this Agreement (“Commencement Date”), and lasting for three (3) years (the “Initial Three Year Term”), and it is further agreed that this Initial Three Year Term shall be automatically extended by one day on each day that passes where the Executive is employed pursuant to this Agreement (including any day after the end of the Initial Three Year Term). Thus, on any day during or after the Initial Three Year Term, while the Executive is employed pursuant to this Agreement, the Agreement would have a term expiring on the day before the third (3rd) annual anniversary of such date. It is also agreed that in the event of a Notice of Termination (as that term is defined in Section 7(a) of this Agreement), given by one party to the other party, for any reason, the automatic one-day extensions to the Initial Three Year Term shall cease and desist as of the Executive’s last day of employment pursuant to this Agreement (the Executive’s “Termination Date”). Accordingly, it is the parties’ intent that as of the Termination Date, this Agreement would have a fixed and definite term of three (3) years. That period of time starting on the Commencement Date, and ending three years after the Termination Date, shall be referred to hereinafter as the “Term” of this Agreement. For example, if a Notice of Termination of this Agreement were given resulting in a Termination Date of January 1, 2011, the Term of the Agreement would expire on December 31, 2013.

(b) Notwithstanding anything to the contrary in this Section 2, nothing in this Agreement shall be deemed to prohibit the Company or the Bank from terminating the Executive’s employment during the Term for any reason.

3. Position and Duties.

(a) The Executive shall serve as Chief Operating Officer of the Company and the Bank, and as Executive Vice President/Retail Banking Manager of the Bank, reporting directly to the President and Chief Executive Officer of the Bank and the Company. The Executive’s principal office shall be located in Manatee County, Florida. The Executive will have such power and authority as is customarily exercised by persons holding her offices, and she shall perform her duties and responsibilities as reasonably directed by the Board of Directors, in good faith, and in accordance with standards of reasonable business judgment. References herein to services rendered for the Company and the Bank, and compensation and benefits payable or provided by the Company and the Bank, shall include services rendered for and compensation and benefits payable or provided by Affiliated Companies. As used in this Agreement, the term “Affiliated Companies” shall include any company, bank, or financial institution controlled by, controlling or under common control with the Company or the Bank.

(b) While employed pursuant to this Agreement, and excluding any periods of vacation or sick leave to which the Executive is entitled, the Executive shall devote her full attention and time during normal business hours to the business and affairs of the Company, the Bank, and their Affiliated Companies, and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, shall use her reasonable best efforts to perform faithfully and efficiently such responsibilities in a professional manner. It shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic, or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements, or teach at educational institutions, or (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities under this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Commencement Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Commencement Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities under this Agreement.

4. Compensation and Related Matters. While employed by the Bank and the Company, the Executive shall be compensated for her services, and such compensation shall include the following:

(a) Base Salary. The Executive shall receive an annual base salary (“Base Salary”) of at least $150,000 per year, payable in approximately equal installments in accordance with customary payroll practices. This Base Salary may be reviewed and increased from time to time; the Company and the Bank agree that such reviews shall be conducted at least annually by the President and Chief Executive Officer of the Company and that raises shall take into account the Executive’s performance. Base Salary shall not be reduced after any such increase and the term Base Salary, as used in this Agreement, refers to Base Salary as so increased from time to time. The Base Salary payments (including any increased Base Salary payments) hereunder shall not in any way serve to limit or reduce any other obligation to the Executive under this Agreement.

(b) Annual Performance Bonuses. Every calendar year subject to this bonus provision, beginning with the 2006 calendar year, the Executive shall be eligible for an annual performance bonus (“Annual Bonus”) in an amount equal to twenty percent (20%) of the Executive’s Base Salary earned during that calendar year in question (“Bank Year”). The Executive will be paid this Annual Bonus if the Bank’s performance, for the Bank Year, meets targets set by the Board of Directors relating to (i) Bank income, (ii) Bank asset growth, and (iii) Bank asset quality (the “Three Performance Targets”). The Three Performance Targets will be set annually in such a manner as to provide Bank management with reasonable notice of the Targets (the parties further acknowledge, in the case of 2006, that the Three Performance Targets for this Bank Year have already been set by the Board, or if not already set by the Board, will be set promptly following execution of this Agreement). All Three Performance Targets must be reached for the Executive to be eligible for any part of the Annual Bonus; in other words, if the Bank reaches two of the Three Performance Targets, but not the third Target, then no Annual Bonus would be paid for that Bank Year. If the Executive meets the Three Performance Targets for a Bank Year, the Board of Directors may also choose to award her, in its complete discretion, an additional performance bonus (the “Additional Bonus”) for that Bank Year. The Additional Bonus is intended to reward performance by the Bank substantially exceeding the Three Performance Targets set in connection with the Annual Bonus, or to recognize achievements relating to other areas of leadership or Bank or Company administration. In deciding whether the Executive should be awarded an Additional Bonus, and if so, the amount of any Additional Bonus, and in deciding the Three Performance Targets for each Bank Year, the Board of Directors shall exercise its discretion reasonably and in good faith. Annual Bonuses (if any) and Additional Bonuses (if any) shall be paid to the Executive in the January following the end of the Bank Year.

(c) Equity-Based Compensation. In addition to the Base Salary and the Annual Bonus and the Additional Bonus payable as hereinabove provided, the Executive shall be entitled to participate in and receive benefits under any and all equity based compensation plans or programs (including, but not limited to, any incentive compensation plans or programs, stock option and appreciation rights plans, and restricted stock plans) as may from time to time be maintained by, or cover employees of, the Company and Bank, in accordance with the terms and conditions of such plans and programs, and consistent with the Company’s and the Bank’s customary practices. The Executive shall be awarded such equity-based compensation in January of each year, consistent with industry standards and awards to other employees of the Bank and Company. The Company and the Bank agree to make reasonable efforts to adopt appropriate plans and programs relating to equity-based compensation.

(d) Expenses. The Executive shall promptly report, and the Company or the Bank shall promptly reimburse, all reasonable business expenses incurred by the Executive in connection with her work pursuant to this Agreement; provided, however, that all such expenses must be appropriately incurred and itemized in accordance with the policies and procedures established by the Bank and the Company. Where consistent with Bank or Company policy, reasonable business expenses may include expenditures for entertainment, seminars, speeches, meetings, and travel, where such expenses are intended to promote the interests of the Bank or the Company, or for the professional development of the Executive. The Bank or the Company may issue the Executive a credit card for her use in incurring business expenses.

(e) Other Benefits. The Executive shall be provided all retirement benefits (401k plan, SERP, etc.), insurance benefits (including group life, group health (including hospitalization, medical and major medical), dental, accident, short-term disability, and long-term disability insurance plan benefits), and any other benefits enjoyed by Bank or Company employees, for which she is eligible in accordance with the terms of plans and applicable law. Otherwise, she shall receive all fringe benefits of employment on the same basis as other similarly situated Company and Bank employees.

(f) Vacation and Holidays. The Executive shall be entitled to no less than four (4) weeks of paid vacation each year as determined annually by the Board of Directors. Vacation days shall be scheduled in accordance with Bank and Company policy. Vacation benefits shall also be earned, accrued, carried over and paid in accordance with Bank and Company policies. In addition, the Executive shall enjoy all paid Holidays provided to Bank and Company employees.

(g) Office and Support Staff. The Executive shall be provided with office space, secretarial/administrative assistance, and such other facilities and services as are provided generally to similarly situated executive officers in similar financial institutions.

(h) Automobile Allowance. The Executive shall be provided with an automobile allowance of $600.00 per month. In the event of termination of employment, except for death, the Executive will receive her automobile allowance for the entire month in which the termination takes place.

(i) Memberships. The Bank or the Company agree to pay for all of the Executive’s memberships in organizations or clubs, including all monthly dues, where the Executive is already a member of such club or organization as of the Commencement Date; provided, however, that all such memberships shall have been approved by the Chief Executive Officer of the Company and that the total annual cost of such memberships to the Company shall not exceed $5,000 without the specific prior approval of the Board of Directors.

(j) Key Man Life Insurance. The Executive agrees that the Bank or the Company may, while she is employed pursuant to this Agreement, apply for and purchase in the name of the Company, the Bank, or any of the Affiliated Companies, a life insurance policy insuring the life of the Executive in an amount to be determined by the Company and the Bank, in their sole discretion. Executive agrees to cooperate with the Bank and the Company in obtaining such insurance by executing all necessary documents including applications and health insurance questionnaires, and shall submit to such medical examinations as may be required in connection with such insurance. The life insurance described by this Section 4(j) shall be solely for the benefit of the Company, Bank or Affiliated Companies, and the Executive shall have no interest, right, or claim to such insurance.

5. Tax Gross-Up.

(a) If any of the payments provided for in this Agreement (the “Contract Payments”) or any portion of the Total Payments (as defined below) will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code, the Company or the Bank shall pay to the Executive, no later than the fifth day following the earlier of the date on which such payment is made and the Termination Date, an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Contract Payments and such other Total Payments and any federal and state and local income, employment and other taxes and Excise Tax upon the payment provided for by this subsection, shall be equal to the Contract Payments and such other Total Payments.

(b) For purposes of determining whether any payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any payments or benefits received or to be received by the Executive in connection with an event described in Section 280(G)(b)(2)(A)(i) of the Code (hereinafter, a “Section 280 Event”), or the Executive’s termination of employment pursuant to the terms of any plan, arrangement or agreement with the Company or the Bank, their successors, any person whose actions result in a Section 280 Event or any person affiliated with the Company or the Bank or such person (together with the Contract Payments, the “Total Payments”), shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code except to the extent that, in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to the Executive, the Total Payments do not constitute parachute payments, (ii) all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax except to the extent that, in the opinion of such tax counsel, such excess parachute payments represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s or Bank’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Termination Date, net of the maximum reduction in federal income taxes which could be obtained from deductions of such state and local taxes.

(c) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive’s employment, the Executive shall repay to the Company or the Bank at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive’s employment (including by reasons of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company or the Bank shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is fully determined.

(d) For purposes of this Section 5, any reference to the Executive shall be deemed to include the Executive’s surviving spouse, estate, and/or beneficiaries with respect to payments or adjustments provided by this Section 5.

6. Termination. This Agreement may be terminated, or will automatically terminate, as follows:

(a) Death or Retirement. The Executive’s employment hereunder shall terminate automatically upon the Executive’s death or Retirement (as used in this Agreement, the term “Retirement” shall mean a separation of employment where the Executive voluntarily withdraws from her professional career, thereby severing employment with the Bank and the Company, in accordance with any retirement policies adopted by the Bank or the Company).

(b) Disability. If the Company and the Bank determine in good faith that the Executive is disabled, using the definition of Disability below, they may give to the Executive a written notice of Disability. The Executive’s employment shall automatically terminate effective on the 30th day after such notice to the Executive (the “Disability Effective Date”), unless, within thirty (30) days after such notice, the Executive has returned to effective full-time performance of her duties. The Executive shall continue to receive her Base Salary, and other forms of compensation as provided by this Agreement, until the Disability Effective Date, notwithstanding her inability to render services to the Company and the Bank; provided, however, that to the extent that the Executive receives compensation or benefits under any short-term or long-term disability insurance plan sponsored or provided by the Company or the Bank, or under any Bank or Company workers compensation policy, her Base Salary may be reduced by the amount of such compensation or benefits. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from her duties with the Company on a full-time basis, after all vacation days have been exhausted, for ninety (90) consecutive days or for a cumulative period of 120 days during any twelve (12) consecutive calendar months as a result of incapacity due to mental or physical illness. If there is a disagreement as to whether or not the Executive is incapacitated from work, or whether or not she can effectively perform her job, there shall be a determination as to the Executive’s ability to perform the duties and responsibilities of her position by a physician selected by the Company and the Bank, and who is reasonably acceptable to the Executive or the Executive’s legal representative.

(c) Cause. The Company and the Bank may terminate the Executive’s employment hereunder with or without Cause, through a Notice of Termination. For purposes of this Agreement, “Cause” shall mean, and shall be limited to:

(i) the failure or refusal of the Executive to render services under this Agreement (other than failure due to Disability), or some other material breach of this Agreement by the Executive, but only after the Executive is provided written notice of her alleged failure or refusal or breach, and an opportunity of two weeks to cure the alleged failure or refusal or breach;

(ii) an act or omission by the Executive which would be either a felony under applicable law, or a misdemeanor involving moral turpitude under applicable law, regardless of whether or not the Executive is prosecuted for this crime, and if prosecuted, regardless of the eventual disposition of the case; provided, however, that in the event there is not a criminal conviction or other adjudication of guilt, there must be sufficient evidence of a crime by the Executive, admissible in a court of law, to prove, by a preponderance of the evidence, that the Executive committed such acts;

(iii) a serious act of misconduct in connection with work by the Executive, including, but not limited to, falsification of Bank or Company documents, dishonesty in connection with Company business, misrepresentations to the Board of Directors, or breach of the Executive’s duty of loyalty or other fiduciary duties owed to the Bank or to the Company.

(d) Good Reason. The Executive may terminate her employment hereunder, with or without Good Reason, through a Notice of Termination. For purposes of this Agreement, and in the absence of written consent of the Executive, “Good Reason” shall mean and shall be limited to:

(i) a material adverse change in the Executive’s position (including job titles and reporting requirements), but only after the Executive provides the Bank and the Company with written notice of the alleged adverse change, and an opportunity of two weeks to cure the alleged adverse change;

(ii) the relocation of the Executive to any location outside of the Florida counties of Manatee, Pinellas, Hillsborough, or Sarasota; or

(iii) a material breach of this Agreement by the Company or the Bank, including but not limited to a failure to require a successor employer to assume this Agreement as required by Section 12(d), but only after the Executive provides the Bank and the Company with written notice of the alleged breach, and an opportunity of two weeks to cure the alleged breach.

(e) Change of Control. Notwithstanding any other provision of this Agreement, upon the Occurrence of a Change of Control, the Executive shall have the automatic right, in the Executive’s sole discretion, to voluntarily terminate her employment with the Bank and the Company at any time commencing on the date of Occurrence of a Change of Control, as defined below, and ending on the day before the first annual anniversary of such date, by giving a Notice of Termination. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if:

(i) any individual, entity, or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act), is or becomes, directly or indirectly, the “beneficial owner” (as defined by Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (“Exchange Act”)) of 25% or more of the combined voting power of the then outstanding securities of the Company, entitled to vote generally in the election of Company Directors (“Voting Securities”); provided, however, that any acquisition by the following will not constitute a Change of Control:

(A) the Bank or the Company or any Affiliated Companies,

(B) any employee benefit plan (or related trust) of the Bank, the Company or any Affiliated Companies, or

(C) any corporation, bank, or other financial institution with respect to which, following such acquisition, more than 50% of the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned by the persons who were the beneficial owners of the Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership immediately prior to such acquisition of the Voting Securities; or

(ii)(A) a tender offer or an exchange offer is made to acquire securities of the Company whereby following such offer the offerees will hold, control, or otherwise have the direct or indirect power to exercise voting control over 50% or more of the Voting Securities, or (B) Voting Securities are first purchased pursuant to any other tender or exchange offer; or

(iii) as a result of a tender offer or exchange offer for the purchase of securities of the Company (other than such an offer by the Company for its own securities), or as a result of a proxy contest, merger, consolidation, or sale of assets, or as a result of a combination of the foregoing, during any period of two consecutive years, individuals who, at the beginning of such period constitute the Company Board of Directors, plus any new Directors of the Company whose election or nomination for election by the Company’s stockholders was or is approved by a vote of at least two-thirds of the Directors of the Company then still in office who either were Directors of the Company at the beginning of such two year period or whose election or nomination for election was previously so approved (but excluding for this purpose, any individual whose initial assumption of office was or is in connection with the actual or threatened election contest relating to the election of Directors of the Company (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act)), cease for any reason during such two year period to constitute at least two-thirds of the members of the Board; or

(iv) the stockholders of the Company approve a reorganization, merger, consolidation, or other combination, with or into any other corporation or entity regardless of which entity is the survivor, other than a reorganization, merger, consolidation, or other combination, which would result in the Voting Securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into Voting Securities of the surviving entity) at least 60% of the combined voting power of the Voting Securities or of the voting securities of the surviving entity outstanding immediately after such reorganization, merger, consolidation, or other combination; or

(v) the stockholders of the Company approve a plan of liquidation or winding-up of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, or any distribution to security holders of assets of the Company having a value equal to 30% or more of the total value of all assets of the Company.

(f) Occurrence of a Change of Control. A Change of Control will be deemed to have occurred on the following dates:

(i) with respect to any acquisition referred to in Section 6(e)(i) above, the date on which the acquisition of such percentage shall have been completed;

(ii) with respect to a tender or exchange offer, the date the offer referred to in Section 6(e)(ii)(A) above is made public or when documents are filed with the Securities and Exchange Commission in connection therewith pursuant to Section 14(d) of the Exchange Act, or the date of the purchase referenced in Section 6(e)(ii)(B);

(iii) with respect to a change in the composition of the Company Board of Directors referred to in Section 6(e)(iii), the date on which such change is adopted or is otherwise effective, whichever first occurs; or

(iv) with respect to any stockholder approval referred to in Section 6(e)(iv) or (v), the date of any approval.

7. Termination Procedure.

(a) Notice of Termination. Any termination of the Executive’s employment by one party shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(a) of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Termination Date (as defined in Section 2(a) of this Agreement) is other than the date of receipt of such notice, specify the Executive’s last day of work for the Bank and the Company pursuant to this Agreement (which date should be not more than thirty (30) days after the giving of such notice). The failure by the Executive or the Company or the Bank to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company or the Bank, respectively, from asserting such fact or circumstance in enforcing the Executive’s, the Company’s or the Bank’s rights hereunder. Furthermore, although the Executive has the right to give a Notice of Termination for Good Reason under certain circumstances, and although the Bank and the Company have the right to give a Notice of

Termination for Cause under certain circumstances, the fact that conduct, acts, or events may be characterized as Good Reason by the Executive, or as Cause by the Bank and the Company, shall not represent a determination binding on the other party as to whether or not the conduct, acts, or events in question actually amounted to Good Reason or Good Cause.

(b) Termination Date. The Termination Date shall be determined as follows: (i) if the Executive’s employment is automatically terminated by reason of death, Retirement, or Disability, the Termination Date shall be on the date of death or Retirement of the Executive or the Disability Effective Date, as the case may be, (ii) if the Executive’s employment is terminated by the Company with or without Cause, or by the Executive with or without Good Reason, the Termination Date shall be the Date of Notice of Termination, or any later date specified therein, as the case may be, (iii) if the Executive’s employment is terminated due to a Change of Control, the Termination Date shall be the Date of Notice of Termination from the Executive, or any later date specified therein, as long as that date is not more than one (1) year from the date of Occurrence of the Change of Control, as defined in Section 6(f) of this Agreement. The “Date of Notice of Termination” shall mean a date of a Notice of Termination determined by reference to Section 12(a) of this Agreement, governing notices.

(c) Release. The Executive, in order to receive the compensation provided by Sections 8(a)(ii) or 8(d)(ii) of this Agreement, must first sign a comprehensive release of any claims against the Company, the Bank, and any Affiliated Companies, in a form, and of a scope, reasonably acceptable to the Company and the Bank.

8. Obligations of the Company Upon Termination.

(a) Terminations without Cause or for Good Reason. If the Executive shall terminate her employment for Good Reason (other than a Change of Control), or if the Bank and the Company shall terminate the Executive’s employment other than for Cause (excluding by reason of Executive’s death, Retirement, or Disability), the Executive shall be entitled to the following compensation and benefits, in lieu of severance pay otherwise paid to Company or Bank employees at separation:

(i) The Bank, the Company or the Affiliated Companies shall pay to the Executive, in a lump sum in cash, within thirty (30) days after the Termination Date, the sum of (A) the Executive’s annual Base Salary and benefits (including reimbursement of business expenses) through the Termination Date to the extent not theretofore paid, (B) all compensation for the Executive’s accrued but unused vacation days, but only if the Executive would be entitled to pay for accrued vacation at termination under Bank or Company policy, and (C) a pro rata portion of the Executive’s Annual Bonus, to be determined by the Board of Directors, exercising discretion reasonably and in good faith (cumulatively, the Executive’s “Full Accrued Compensation/Benefits”);

(ii) The Bank, the Company or the Affiliated Companies shall pay to the Executive, in a lump sum in cash, within thirty (30) days after the Termination Date, an amount equivalent to all Base Salary which would have been paid to the Executive from the Termination Date until expiration of the Term of this Agreement (i.e., a sum equivalent to three years of the Executive’s current Base Salary);

(iii) To the extent permitted by the Coast Financial Holdings, Inc. 2003 Stock Option Plan, the Coast Financial Holdings, Inc. 2005 Stock Incentive Plan, the Coast Financial Holdings, Inc. 2006 Stock Incentive Plan, and any future equity incentive plans adopted by the Bank or the Company (collectively, “the Plans”), and any grants to the Executive made pursuant to the Plans, (A) all of the Executive’s stock options and SARs shall become fully vested as of the Termination Date, (B) all of the Executive’s stock options and SARs shall be fully exercisable as of the Termination Date, and (C) the remaining portion of any restriction period applicable to restricted stock issued to the Executive pursuant to the Plans shall be terminated;

(iv) Any benefits due and owing to the Executive under Bank or Company employee benefit plans, welfare plans, or retirement plans, as more specifically described in Sections 4(c) and (e) of this Agreement, shall be provided to the Executive in accordance with the terms of those plans, and the Executive’s beneficiary elections under those plans (the Executive’s “Other Plan Benefits”); and

(v) At the Executive’s election and expense, she shall be provided with group insurance continuation under COBRA.

(b) Terminations for Death, Disability or Retirement. If this Agreement is automatically terminated because of the Executive’s death, Disability or Retirement, the Executive shall be entitled to the following compensation and benefits, in addition to any severance pay the Bank or Company may choose to award him, her legal representative(s), or her estate, in their complete discretion:

(i) The Bank, the Company or the Affiliated Companies shall pay to the Executive, her legal representatives, or her estate, in a lump sum in cash, within thirty (30) days after the Termination Date, her Full Accrued Compensation/Benefits;

(ii) To the extent permitted by the Plans, and any grants to the Executive made pursuant to the Plans, (A) all of the Executive’s stock options and SARs shall become fully vested as of the Termination Date, (B) all of the Executive’s stock options and SARs shall be fully exercisable as of the Termination Date, and (C) the remaining portion of any restriction period applicable to restricted stock issued to the Executive pursuant to the Plans shall be terminated;

(iii) The Executive shall be provided with her Other Plan Benefits; and

(iv) At the Executive’s election and expense, she shall be provided with group insurance continuation under COBRA.

(c) Discharge for Cause, Resignation without Good Reason. If the Executive is terminated for Cause, or if the Executive resigns without Good Reason (other than for a Change of Control), the Bank, the Company or the Affiliated Companies shall only pay or provide to the Executive her annual Base Salary and benefits (including reimbursement of business expenses) through the Termination Date to the extent not theretofore paid, her Other Plan Benefits, and at her election and expense, group insurance continuation under COBRA.

(d) Resignation after a Change of Control. If the Executive exercises her right to resign following a Change of Control, as provided by Section 6(e) of this Agreement, the Executive shall only be entitled to the following compensation and benefits, in lieu of severance pay otherwise paid to Company or Bank employees at separation:

(i) The Bank, the Company or the Affiliated Companies shall pay to the Executive, in a lump sum in cash, within thirty (30) days after the Termination Date, her Full Accrued Compensation/Benefits.

(ii) The Bank, the Company or the Affiliated Companies shall pay to the Executive, in a lump sum in cash, within thirty (30) days after the Termination Date, an amount equivalent to 2.99 times the Executive’s current Base Salary;

(iii) To the extent permitted by the Plans, and any grants to the Executive made pursuant to the Plans, (A) all of the Executive’s stock options and SARs shall become fully vested as of the Termination Date, (B) all of the Executive’s stock options and SARs shall be fully exercisable as of the Termination Date, and (C) the remaining portion of any restriction period applicable to restricted stock issued to the Executive pursuant to the Plans shall be terminated;

(iv) The Executive shall be provided with her Other Plan Benefits;

(v) At the Executive’s election and expense, she shall be provided with group insurance continuation under COBRA.

(e) No Mitigation Obligation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. More specifically, any amounts due under Sections 8(a)(ii) and 8(d)(ii) of this Agreement shall not be reduced depending on whether or not the Executive obtains other employment, or whether or not she seeks other employment.

9. Confidential Information; Protective Covenants.

(a) Confidential Information. The Executive agrees to hold in strict confidence and not divulge to others nor make use thereof, except for the purposes of the Bank, the Company, or Affiliated Companies, both during and after the Executive’s employment with the Bank and the Company, any and all Proprietary Information or Client Information or other confidential information that the Executive obtains in the course of employment with the Company and the Bank. All files, letters, memoranda, reports, sketches, drawings, notebooks, “electronic transmissions” or other written material or “electronically transmitted” materials containing such information, that comes into the Executive’s custody or possession, shall be and are the exclusive property of the Company and the Bank, or their Affiliated Companies, to be used by the Executive only in the performance of her duties pursuant to this Agreement, and, upon termination of Company and Bank employment, the Executive shall deliver to the Company or the Bank or Affiliated Companies all such records and copies thereof in the Executive’s custody or possession. “Proprietary Information” means information, not generally known, about the Company and the Bank’s and any Affiliated Companies’ business, work, procedures and “know-how,” including information relating to systems, forms, customers, clients, vendors, purchasing, marketing, selling, and accounting. “Client Information” means all information about clients of the Bank regarded as confidential in nature under generally accepted banking standards in Florida. “Electronic transmission” or “electronically transmitted” means any process of communication not directly involving the physical transfer of paper that is suitable for retention, retrieval, and reproduction of information by the recipient including, without limitation, e-mail communications and other transmissions through the internet, telegrams, cablegrams, and wire transfers.

(b) Covenant Not To Compete. The Executive agrees, for a period of two years following her Termination Date (regardless of whether termination of her Bank and Company employment was voluntary or involuntary, with or without Cause, or with or without Good Reason), not to engage, either directly or indirectly, in the business of banking, in the Bank’s Market Area. “Engaging” includes, but is not limited to, being employed by, contracting with, working for, owning (in whole or in part), providing services to or for, lending assistance to or for, or consulting with or for the benefit of any legal or natural person; provided, however, that the Executive may own shares of stock in any banking corporation whose shares of stock are registered under Section 12 of the Exchange Act, as long as she acquired the shares for investment purposes only and further provided that the Executive does not own, directly or indirectly, more than two percent (2%) of the issued and outstanding shares of any class of stock of such corporation. The “Bank’s Market Area” is defined as comprising all Florida counties where the Bank has offices at the time of the Termination Date, or where the Bank has a definitive plan to locate new offices within two years following the Termination Date.

(c) Covenants Relating to Customers and Prospective Customers. The Executive agrees, for a period of two years following her Termination Date (regardless of whether termination of her Bank and Company employment was voluntary or involuntary, with or without Cause, or with or without Good Reason), and only as to the Bank’s Market Area, not to do any of the following: (i) solicit (directly or indirectly) any Bank or Company customers, or the customers of any Affiliated Companies, to do business with a legal or natural person other than the Bank, the Company, or the Affiliated Companies; (ii) solicit (directly or indirectly) any prospective customers of the Bank, the Company or the Affiliated Companies to do business with a legal or natural person other than the Bank, the Company, or the Affiliated Companies; and (iii) solicit (directly or indirectly) any customers to cease doing business with the Bank, the Company or the Affiliated Companies.

(d) Covenants Relating to Employees. The Executive agrees, for a period of two years following her Termination Date (regardless of whether termination of her Bank and Company employment was voluntary or involuntary, with or without Cause, or with or without Good Reason), that the Executive will not solicit or attempt to persuade Bank or Company or Affiliated Company employees to terminate their employment, and accept other employment within the Bank’s Market Area. This covenant specifically prohibits solicitation of employees, in the event of termination of the Executive’s employment, to work with or for the Executive in a banking business in the Bank’s Market Area during the term of the covenant.

(e) Covenant of Duty of Loyalty. The Executive agrees that during the time that she is working for the Company and the Bank, she will owe the Company, the Bank, and any Affiliated Companies a duty of loyalty, and that as part of this duty of loyalty, she shall not engage in any form of business activity representing competition with the Bank, the Company or any Affiliated Companies. Similarly, the Executive, while employed by the Bank and the Company, shall not appropriate for the Executive’s own use any business opportunity for the Bank, the Company or the Affiliated Companies, or otherwise engage in conduct where the Executive’s own business interests are developed instead of the business interests of the Company, the Bank and the Affiliated Companies.

(f) Related Provisions. The Executive agrees that the rights of the Company and the Bank provided in Section 9 of this Agreement are special, unique and of extraordinary character and that the Bank and the Company would be without an adequate remedy at law if the Executive violated any of the covenants set forth above. Accordingly, the Executive agrees that the Bank and the Company shall be entitled to injunctive relief to enforce such covenants. It is also agreed that each of the covenants set forth in Section 9 of this Agreement is an agreement independent of any other provisions in this Agreement, and that if any such covenant is held invalid, void or unenforceable, such invalidity, voidness or unenforceability shall not render any other provision of this Agreement unenforceable. It is the parties’ intent that any covenant held overbroad by any court be enforced to the maximum extent deemed reasonable by that court. The parties also agree that in the event of breach of one of the covenants in this Section 9 by the Executive, the time period associated with the breached covenant shall be extended by the length of time during which the Executive is acting in breach of the covenant. The existence of any claim of the Executive against the Company or the Bank, whether based on this Agreement otherwise, shall not constitute a defense to the enforcement by the Company or the Bank of the Section 9 covenants.

10. Indemnification. The Company, the Bank, or the Affiliated Companies shall indemnify the Executive to the fullest extent permitted by the laws of the State of Florida in effect at that time, or by the articles of incorporation and bylaws of the Company, the Bank, or the Affiliated Companies, whichever affords the greater protection to the Executive. During that period of time that the Executive is employed by the Bank and the Company, the Company, the Bank or the Affiliated Companies agree to maintain reasonable directors’ and officers’ insurance covering or applicable to all of Executive’s service as an officer or director pursuant to this Agreement, where such service is rendered to the Company, the Bank, or any of the Affiliated Companies.

11. Non-Exclusivity of Rights. Except as specifically provided, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Bank or the Company or any of the Affiliated Companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or the Bank or any of the Affiliated Companies, other than the Prior Agreement, which is superseded by this Agreement. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Bank or the Company or any of the Affiliated Companies at or subsequent to the Termination Date shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

12. General Provisions.

(a) Notices. All notices, demands, and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or one day after mailing by reputable overnight courier, postage prepaid, addressed as follows:

If to the Executive:

Ms. Anne V. Lee

1301 – 6th Avenue West, Suite 300

Bradenton, Florida 34205

If to the Bank and Company:

Coast Financial Holdings, Inc.

1301 – 6th Avenue West, Suite 300

Bradenton, Florida 34205

Attention: Chairman of the Board of Directors

or such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c) Assignment; Payments in event of Executive’s Death. This Agreement may not be assigned by the Executive. This Agreement may be assigned by the Company or the Bank, and shall inure to the benefit of their successors and assigns (accordingly, the Bank’s and the Company’s rights under Section 9 of this Agreement may be transferred or assigned to another business purchasing the assets or stock of the Bank or the Company). All rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to her hereunder if she had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

(d) Assumption of Agreement by Successors to the Company and Bank. The Company and the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company or the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company and the Bank would be required to perform it if no such succession had taken place. Failure of the Company and the Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to resign for Good Reason.

(e) Entire Agreement; Amendment or Modification. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof. Accordingly, as of the Commencement Date, the Prior Agreement is hereby amended and superseded in its entirety by the terms and provisions of this Agreement. No provision of this Agreement may be amended, waived, modified, or discharged otherwise than by written agreement executed by the parties hereto or their respective successors and legal representatives.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to the principles of conflicts of law thereof.

(g) Withholdings. The Company, the Bank and any Affiliated Companies may withhold from any amount payable under this Agreement such federal, state, local, or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(h) Waiver. The failure of either the Executive or the Company, the Bank or the Affiliated Companies to insist on strict compliance with any provision of this Agreement or the failure to assert any rights which the Executive, the Bank, the Company, and the Affiliated Companies may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement, unless otherwise agreed to in writing by the party waiving such provision or right.

(i) Attorney’s Fees. The prevailing party in any action brought under this Agreement shall be entitled to an award of reasonable attorneys’ fees, and all costs of action.

(j) Execution in Counterparts. For the convenience of the parties this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(k) Pronouns. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity thereof shall require.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

COAST FINANCIAL HOLDINGS, INC.,
a Florida corporation, and

COAST BANK OF FLORIDA, a Florida state chartered bank

By:
James K. Toomey,
Chairman of the Board of Directors

EXECUTIVE

Anne V. Lee